Exhibit 99.1

Press Contact: Tom Rodak Marketing and Communications Manager (765) 771-5535	Investor Relations: (765) 771-5310
FOR IMMEDIATE RELEASE
WABASH NATIONAL CORPORATION ANNOUNCES APPROVAL OF DISCRETIONARY
BONUS AND CHANGES IN DIRECTOR COMPENSATION
LAFAYETTE, Ind. — February 28, 2006 — Wabash National Corporation (NYSE: WNC) today announced that on February 22, 2006 the Company’s Board of Directors approved discretionary bonus awards for the Company’s executive officers, and modifications to the compensation of the Company’s non-employee directors.
Approval and Ratification of Discretionary Bonuses
On February 22, 2006, at the recommendation of the Company’s Compensation Committee, the Board of Directors ratified and approved one-time, performance-based discretionary bonus awards for the Company’s named executive officers. All employees, both management and non-management, were eligible to receive such discretionary bonus awards with those employees who are not named executive officers receiving bonuses earlier in the first quarter. Pursuant to this discretionary bonus, the following named executive officers will receive a bonus in the amount indicated: William P. Greubel $122,400, Richard J. Giromini $61,500, Robert J. Smith $34,020, Timothy J. Monahan $31,050, and Rodney P. Ehrlich $37,530.
Modifications to Compensation for Non-Employee Directors and Director Stock Ownership Requirements.
On February 22, 2006, on recommendation of the Company’s Nominating and Corporate Governance Committee, the Board of Directors approved modifications to the compensation of the Company’s non-employee directors, as well as adjustments to the stock ownership requirements for the Company’s non-employee directors.
Currently, each non-employee director receives an annual retainer in the amount of $40,000, and the Company’s Chairman receives $55,000; fifty percent of which is paid in cash and fifty percent of which is paid in shares of the Company’s Common Stock. Each non-employee director also receives 1,000 restricted shares of Common Stock on the last day of each fiscal year and $1,000 for each Board committee meeting he or she attends. Each Board committee chair currently receives an annual cash retainer of $5,000.
Effective April 1, 2006, each non-employee director, including the Company’s Chairman, will receive (i) an annual cash retainer of $30,000, payable in quarterly installments; (ii) an annual award of unrestricted shares of the Company’s Common Stock with an aggregate fair market value of $45,000; and (iii) $2,000 in cash for each Board or committee meeting he or she attends. Each Board committee chair will receive an annual cash retainer of $8,000, except for the Audit Committee Chairman, who will receive an annual cash retainer of $12,000, payable in quarterly installments. A Lead Director, if appointed, would receive an annual cash retainer of $15,000, payable in quarterly installments.
Currently, each non-employee director is required to beneficially own at least 3,000 shares of the Company’s Common Stock within five years after he or she first becomes a director, and to continue to beneficially own at least this number of shares for as long as he or she serves as a director. Effective April 1, 2006, each non-employee director will be required to beneficially own, within five years after he or she first becomes a director, that number of shares of the Company’s Common Stock with an aggregate value equal to five times the amount of the annual cash retainer for non-employee directors, and to continue to beneficially own at least this number of shares for as long as he or she serves as a director.
Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash® brand name. The Company is one of the world’s largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.
This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, shortages and costs of raw materials, continued improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.
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